Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Star Jets International, Inc.

New York, New York

We hereby consent to the use in this Form S-1 Registration Statement of Star Jets International, Inc. of our report dated May 31, 2022, related to the consolidated financial statements of Star Jets International, Inc. as of December 31, 2021 and 2020 and for each of the years then ended. Our report on the consolidated financial statements included an explanatory paragraph expressing substantial doubt regarding Star Jets International, Inc.’s ability to continue as a going concern.

/s/ Turner, Stone & Company, LLP

Certified Public Accountants
Dallas, Texas
June 10, 2022